Press Release

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Venk Nathamuni
Managing Director, Investor Relations
(408) 601-5293

MAXIM INTEGRATED TO ISSUE $500 MILLION OF SENIOR NOTES
SAN JOSE, CA-March 11, 2013 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) today announced the offering and pricing of $500 million of its 3.375% Senior Notes due 2023. Subject to market conditions and other factors, Maxim Integrated intends to use the net proceeds from this offering to repurchase shares of its common stock and for general corporate purposes. Maxim Integrated will use its cash on hand to redeem, repurchase or repay at maturity all of its outstanding 3.45% Senior Notes due June 14, 2013.

J.P. Morgan Securities LLC and Goldman, Sachs & Co. are joint book-running managers for the offering, which is expected to close on March 18, 2013. A prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC., Attn: High Grade Debt Syndicate Desk, 383 Madison Avenue, New York, New York, 10179, or by telephone: collect at (212) 834-4533; or from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on June 10, 2010, and this offering is being made by means of a prospectus supplement. An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

About Maxim Integrated

At Maxim Integrated, we put analog together in a way that sets our customers apart. In Fiscal 2012, we reported revenues of $2.4 billion.

“Safe Harbor” Statement
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company's future business and financial performance. Forward-looking statements are based on management's current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.